Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

AVIDBANK HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, no par value per share	457(o)	-	-	$70,000,000	$0.0001531	$10,717.00
Fees Previously Paid	-	-	-	-	-	-	-	-
		Total Offering Amounts				$70,000,000		$10,717.00
		Total Fees Previously Paid						–
		Total Fee Offsets						–
		Net Fee Due						$10,717.00

(1)	Includes offering price of shares of common stock that the underwriters have the option to purchase from the registrant.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.